Exhibit 99.1

FOR IMMEDIATE RELEASE

PENDRELL APPOINTS DAVID RINN CHIEF FINANCIAL OFFICER

Kirkland, WA. (PR Newswire) March 1, 2013 –Pendrell Corporation (NASDAQ: PCO) announced today that David Rinn has been appointed vice president and chief financial officer for the company effective March 11, 2013. Mr. Rinn is replacing Thomas Neary, who submitted his resignation as vice president and chief financial officer effective March 8, 2013. The company recognizes and appreciates Mr. Neary’s contributions to the company during his tenure. Mr. Neary is leaving the company to pursue other opportunities.

Mr. Rinn served as senior vice president for strategy and corporate development from 2009 to 2011 and as chief financial officer from 2004 to 2008 for Ancestry.com Inc. From 1992 to 2004, he held senior finance and operational roles with Microsoft Corporation, including serving as chief financial officer for that company’s Mobile and Embedded Devices division. He began his career in the investment banking division of Morgan Stanley. Mr. Rinn holds an M.B.A. from the Anderson Graduate School of Management at the University of California, Los Angeles and a B.A. cum laude from Vassar College. He presently serves on the Board of Directors of the HHT Foundation International.

“As we continue to expand our businesses through organic growth, acquisitions and creative strategic transactions, David’s mix of transactional, financial and operational experience will serve us well going forward,” commented Ben Wolff, chief executive officer of Pendrell. “David is entrepreneurial, energetic and hands-on, making him a great fit with the rest of our team.”

Mr. Rinn will be based in the company’s Kirkland, Washington headquarters.

ABOUT PENDRELL

Pendrell Corporation, through its subsidiaries, is a fully integrated intellectual property (IP) investment, advisory services and asset management firm. Pendrell seeks to invest in or acquire companies or assets that represent unique, foundational intellectual property rights with outstanding growth potential. Pendrell is headquartered in Kirkland, Washington, with offices in Berkeley, Los Angeles and Washington, DC. For more information, visit www.pendrell.com.

Contact:

Christopher Doherty

425-278-7102

christopher.doherty@pendrell.com

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